Exhibit 99.1

News Release

United Airlines
Worldwide Media Relations
872.825.8640
Media.relations@united.com

United Announces Record

First-Quarter Profit

UAL Reports $582 Million First-Quarter 2015 Profit Excluding Special Items;

$508 Million Profit Including Special Items

Company Announces Refinements to Fleet Plan to Achieve Longer-Term Network Needs

CHICAGO, April 23, 2015 – United Airlines (UAL) today reported first-quarter 2015 net income of $582 million, or $1.52 per diluted share, excluding $74 million of special items. Including special items, UAL reported first-quarter net income of $508 million, or $1.32 per diluted share. These results are a record first-quarter profit for the company.

•	UAL earned a 17.1 percent return on invested capital for the 12 months ended March 31, 2015.

•	UAL’s consolidated passenger revenue per available seat mile (PRASM) increased 0.4 percent for first-quarter 2015 compared to first-quarter 2014.

•	First-quarter 2015 consolidated unit costs (CASM), excluding special charges, third-party business expenses, fuel and profit sharing, decreased 1.5 percent year-over-year on a consolidated capacity increase of 0.1 percent. First-quarter 2015 CASM, including those items, decreased 13.1 percent year-over-year.

•	In the quarter, UAL returned approximately $200 million to shareholders as part of its previously announced $1 billion share buyback program.

•	In the quarter, UAL prepaid approximately $120 million of debt and announced its intention, in the second quarter, to prepay $601 million of its 6 percent notes due 2026 and 2028.

“This quarter we reported a profit of nearly $600 million, excluding special items, a $1 billion improvement compared to the first quarter of 2014, and I’d like to thank the United team for all their great work,” said Jeff Smisek, UAL’s chairman, president and chief executive officer. “We continued to improve our operational reliability and deliver products that enhance our customers’ experience, including new aircraft, improved food, new inflight entertainment options and modern facilities. We are making significant progress on our long-term plan to reduce costs, improve our margins and grow our earnings, and expect our second quarter pre-tax margin to be between 12 and 14 percent, excluding special items.”

UAL Announces First-Quarter 2015 Profit / Page 2

First-Quarter Revenue and Capacity

For the first quarter of 2015, total revenue was $8.6 billion, a decrease of 1.0 percent year-over-year. First-quarter consolidated passenger revenue increased 0.5 percent to $7.4 billion, compared to the same period in 2014. Ancillary revenue per passenger in the first quarter increased 8.6 percent year-over-year to more than $23 per passenger. First-quarter cargo revenue grew 15.8 percent year-over-year to $242 million. Other revenue in the first quarter decreased 14.2 percent year-over-year, mostly due to the reduction in sales of fuel to a third party. The corresponding expense decline from this reduction appears in third-party business expense.

Consolidated revenue passenger miles increased 0.1 percent and consolidated available seat miles increased 0.1 percent year-over-year for the first quarter, resulting in a first-quarter consolidated load factor of 81.1 percent.

First-quarter 2015 consolidated PRASM increased 0.4 percent and consolidated yield increased 0.4 percent compared to the first quarter of 2014.

“This quarter our PRASM performance reflected good progress on our revenue initiatives,” said Jim Compton, UAL’s vice chairman and chief revenue officer. “We will continue to match capacity with demand while making the appropriate network, fleet and product decisions to enhance revenue and margin performance, while improving our customers’ experience.”

Passenger revenue for the first quarter of 2015 and period-to-period comparisons of related statistics for UAL’s mainline and regional operations are as follows:

	1Q 2015 Passenger Revenue (millions)	Passenger Revenue vs. 1Q 2014	PRASM vs. 1Q 2014	Yield vs. 1Q 2014	Available Seat Miles vs. 1Q 2014
Domestic	$2,951	1.2%	2.3%	3.1%	(1.2%)

Atlantic	1,181	1.5%	6.9%	4.4%	(5.0%)
Pacific	1,059	(2.5%)	(7.4%)	(7.9%)	5.3%
Latin America	747	9.4%	(1.6%)	(0.9%)	11.2%

International	2,987	1.9%	(0.5%)	(1.7%)	2.4%

Mainline	5,938	1.5%	0.9%	0.7%	0.7%
Regional	1,482	(3.5%)	0.2%	0.8%	(3.7%)

Consolidated	$7,420	0.5%	0.4%	0.4%	0.1%

UAL Announces First-Quarter 2015 Profit / Page 3

First-Quarter Costs

First-quarter consolidated CASM, excluding special charges, third-party business expense, fuel and profit sharing, decreased 1.5 percent compared to the first quarter of 2014. The improved cost performance was driven by the better-than-expected performance from the company’s Project Quality efficiency program and strong U.S. dollar. First-quarter consolidated CASM including those items decreased 13.1 percent.

First-quarter total operating expenses, excluding special charges, decreased $1.19 billion, or 13.2 percent, year-over-year. Including special charges, total operating expenses decreased $1.18 billion, or 13.0 percent, in the first quarter versus the same period in 2014.

First-Quarter Liquidity and Cash Flow

In the first quarter, UAL generated over $1 billion in free cash flow, and ended the quarter with $7.0 billion in unrestricted liquidity, including $1.35 billion of undrawn commitments under its revolving credit facility. During the first quarter, the company had gross capital expenditures of $794 million, excluding fully reimbursable projects. The company contributed approximately $180 million to its pension plans and made debt and capital lease principal payments of $320 million in the first quarter, including approximately $120 million of prepayments. UAL also announced its intention to prepay the remaining $303 million of 6 percent notes due 2026 on April 1, 2015 and to prepay $298 million of 6 percent notes due 2028 on May 1, 2015.

As part of UAL’s $1 billion share buyback program, the company spent approximately $200 million in share repurchases in the first quarter. Through the first quarter, UAL has returned a total of approximately $520 million to shareholders under the program.

For the 12 months ended March 31, 2015, the company’s return on invested capital was 17.1 percent.

For more information on UAL’s second-quarter 2015 guidance, please visit ir.united.com for the company’s investor update.

Fleet Updates

Today, UAL announced refinements to its fleet plan, which will allow the company to achieve longer-term network needs without increasing its outlook for capacity or gross capital expenditures over the next several years. These adjustments will accelerate the company’s network initiatives as it transitions flying into the mainline operation from the regional operation, increases average gauge and reduces reliance on 50-seat aircraft. As part of this effort, the company will:

•	Complete the removal of more than 130 50-seat aircraft from its schedule by the end of 2015. UAL will remove additional 50-seat aircraft in 2016 and beyond as aircraft come off lease.

UAL Announces First-Quarter 2015 Profit / Page 4

•	Exchange 10 787 orders with Boeing for 10 777-300ERs for delivery beginning in 2016. The new 777-300ER aircraft will provide attractive upgauge and range opportunities to the company at competitive economics.

•	Extend the life of 11 additional 767-300ER aircraft. The company now plans to extend the life of all 21 767-300ER through investments in winglets, reliability improvements and interior modifications, which will improve financial performance and make the aircraft more customer pleasing.

•	Reconfigure and transition 10 777-200 aircraft currently used in international markets into the domestic network, and position a number of its trans-Atlantic 757-200 fleet into the domestic and Latin markets, with the extension of the 767-300ER aircraft.

•	Acquire additional used narrowbody aircraft. The company is in final negotiations regarding the lease of 10 to 20 used narrowbody aircraft for delivery over the next few years. In addition, the company plans to continue to seek other opportunities to acquire used aircraft to meet its needs as market conditions allow.

These changes will not impact the company’s current 2015 capacity guidance, and are consistent with the company’s focus on capacity discipline, and will not alter the company’s current gross annual capital expenditure guidance of $2.7 billion to $2.9 billion over the next three to four years.

“These changes are part of our strategy to improve operational reliability, grow capacity with demand, and enable us to achieve our long-term goal to improve margins and return on invested capital,” said John Rainey, UAL’s executive vice president and chief financial officer. “Customers tell us they prefer larger aircraft, and these fleet modifications will provide more opportunity for our customers to travel on the type of aircraft they prefer.”

About United

United Airlines and United Express operate an average of nearly 5,000 flights a day to 373 airports across six continents. In 2014, United and United Express operated nearly two million flights carrying 138 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates nearly 700 mainline aircraft, and this year, the airline anticipates taking delivery of 34 new Boeing aircraft, including the 787-9 and the 737-900ER. United is also welcoming 49 new Embraer E175 aircraft to United Express. The airline is a founding member of Star Alliance, which provides service to 193 countries via 27 member airlines. More than 84,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

UAL Announces First-Quarter 2015 Profit / Page 5

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth under Item 1A., Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

-tables attached-

UAL Announces First-Quarter 2015 Profit / Page 6

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2015, AND 2014

	Three Months Ended March 31,		% Increase/ (Decrease)
(In millions, except per share data)	2015	2014
Operating revenue:
Passenger:
Mainline	$5,938	$5,848	1.5
Regional	1,482	1,536	(3.5)

Total passenger revenue	7,420	7,384	0.5
Cargo	242	209	15.8
Other operating revenue	946	1,103	(14.2)

Total operating revenue	8,608	8,696	(1.0)

Operating expense:
Salaries and related costs	2,301	2,153	6.9
Aircraft fuel (A)	1,864	2,917	(36.1)
Regional capacity purchase	570	559	2.0
Landing fees and other rent	543	572	(5.1)
Depreciation and amortization	429	409	4.9
Aircraft maintenance materials and outside repairs	397	458	(13.3)
Distribution expenses	312	318	(1.9)
Aircraft rent	201	224	(10.3)
Special charges (B)	64	52	NM
Other operating expenses	1,186	1,383	(14.2)

Total operating expense	7,867	9,045	(13.0)

Operating income (loss)	741	(349)	NM

Nonoperating income (expense):
Interest expense	(173)	(187)	(7.5)
Interest capitalized	12	14	(14.3)
Interest income	5	5	—
Miscellaneous, net (B)	(74)	(89)	(16.9)

Total nonoperating expense	(230)	(257)	(10.5)

Income (loss) before income taxes	511	(606)	NM
Income tax expense (C)	3	3	—

Net income (loss)	$508	$(609)	NM

Earnings (loss) per share, basic	$1.33	$(1.66)	NM

Earnings (loss) per share, diluted	$1.32	$(1.66)	NM

Weighted average shares, basic	382	368	3.8
Weighted average shares, diluted	384	368	4.3

NM Not meaningful

UAL Announces First-Quarter 2015 Profit / Page 7

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(A)	UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended March 31,		% Increase/ (Decrease)
(In millions, except per gallon)	2015	2014
Mainline fuel expense excluding hedge impacts	$1,396	$2,365	(41.0)
Hedge losses reported in fuel expense (a)	(161)	(3)	NM

Total mainline fuel expense	1,557	2,368	(34.2)
Regional fuel expense	307	549	(44.1)

Consolidated fuel expense	1,864	2,917	(36.1)
Cash received (paid) on settled hedges that did not qualify for hedge accounting (b)	(39)	7	NM

Fuel expense including all gains (losses) from settled hedges	$1,903	$2,910	(34.6)

Mainline fuel consumption (gallons)	737	746	(1.2)
Mainline average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.89	$3.17	(40.4)
Mainline average aircraft fuel price per gallon	$2.11	$3.17	(33.4)
Mainline average aircraft fuel price per gallon including cash received (paid) on settled hedges that did not qualify for hedge accounting	$2.17	$3.16	(31.3)
Regional fuel consumption (gallons)	159	170	(6.5)
Regional average aircraft fuel price per gallon	$1.93	$3.23	(40.2)

Consolidated fuel consumption (gallons)	896	916	(2.2)
Consolidated average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.90	$3.18	(40.3)
Consolidated average aircraft fuel price per gallon	$2.08	$3.18	(34.6)
Consolidated average aircraft fuel price per gallon including cash received (paid) on settled hedges that did not qualify for hedge accounting	$2.12	$3.18	(33.3)

(a)	Includes losses from settled hedges that were designated for hedge accounting. UAL allocates 100 percent of hedge accounting gains (losses) to mainline fuel expense.
(b)	Includes ineffectiveness gains (losses) on settled hedges and gains (losses) on settled hedges that were not designated for hedge accounting. Ineffectiveness gains (losses) and gains (losses) on hedges that do not qualify for hedge accounting are recorded in Nonoperating income (expense): Miscellaneous, net.

UAL Announces First-Quarter 2015 Profit / Page 8

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(B)	Special items include the following:

	Three Months Ended March 31,
(In millions)	2015	2014

Operating:
Severance and benefits	$50	$14
Integration-related costs	18	34
(Gains) losses on sale of assets and other special charges	(4)	4

Special charges	$64	$52
Nonoperating:
Loss on extinguishment of debt and other, net	$6	$21
Income tax benefit	—	(1)

Total operating and nonoperating special charges, net of income taxes	$70	$72

Mark-to-market (MTM) losses from fuel hedges settling in future periods	$36	$26
Prior period gains (losses) on fuel contracts settled in the current period	(32)	22

Total special items, net of income taxes	$74	$120

2015 - Special items

Severance and benefits: During the three months ended March 31, 2015, the company recorded $50 million of severance and benefits related to a voluntary early-out program for its flight attendants. In 2014, more than 2,500 flight attendants elected to voluntarily separate from the company and will receive a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates through the end of 2015. The company will record approximately $50 million of additional expense through the remainder of 2015 associated with this program over the remaining required service periods.

Integration-related costs: Integration-related costs include compensation costs related primarily to systems integration and training for employees.

Loss on extinguishment of debt and other, net: During the three months ended March 31, 2015, the company recorded $6 million of losses as part of Nonoperating income (expense): Miscellaneous, net due to the write-off of the debt discount related to the redemption of the 6% Notes due 2026 and 6% Notes due 2028.

MTM losses from fuel hedges settling in future periods and prior period losses on fuel contracts settled in the current period: The company utilizes certain derivative instruments that are economic hedges but do not qualify for hedge accounting under U.S. generally accepted accounting principles. The company records changes in the fair value of these economic hedges to Nonoperating income (expense): Miscellaneous, net in the statements of consolidated operations. During the three months ended March 31, 2015, the company recorded $36 million in MTM losses on economic hedges that will settle in future periods. For economic hedges that settled in the three months ended March 31, 2015, the company recorded MTM losses of $32 million in prior periods. The figures above also include an insignificant amount of ineffectiveness on hedges that are designated for hedge accounting.

2014 - Special items

During the three months ended March 31, 2014, the company recorded $14 million of severance and benefits and $34 million in integration-related costs. The severance and benefits primarily related to reductions of management and front-line employees, including from Hopkins International Airport (Cleveland), as part of its cost savings initiatives. The company reduced its average daily departures from Cleveland by over 60 percent during the second quarter of 2014. The company is currently evaluating its options regarding its long-term contractual commitments at Cleveland. The capacity reductions at Cleveland may result in further special charges, which could be significant, related to our contractual commitments. In addition, the company recorded $21 million of losses due to exchange rate changes in Venezuela applicable to funds held in local currency.

MTM losses from fuel hedges settling in future periods and prior period gains on fuel contracts settled in the current period: The company utilizes certain derivative instruments that are economic hedges but do not qualify for hedge accounting under U.S. Generally Accepted Accounting Principles. The company records changes in the fair value of these economic hedges to Nonoperating income (expense): Miscellaneous, net in the statements of consolidated operations. During the three months ended March 31, 2014, the company recorded $26 million in MTM losses on economic hedges that will settle in future periods. For economic hedges that settled in the three months ended March 31, 2014, the company recorded MTM gains of $22 million in prior periods. The figures above also include an insignificant amount of ineffectiveness on hedges that are designated for hedge accounting.

(C)	No federal income tax expense was recognized related to the company’s pretax income (loss) for the three months ended March 31, 2015, and 2014 due to the utilization of book net operating loss carry forwards for which no benefit has previously been recognized. The company is required to provide a valuation allowance for its deferred tax assets in excess of deferred tax liabilities because UAL concluded that it is more likely than not that such deferred tax assets will ultimately not be realized.

UAL Announces First-Quarter 2015 Profit / Page 9

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended March 31,		% Increase/ (Decrease)
	2015	2014
Mainline:
Passengers (thousands)	21,378	21,229	0.7
Revenue passenger miles (millions)	40,660	40,337	0.8
Available seat miles (millions)	50,125	49,797	0.7
Cargo ton miles (millions)	662	585	13.2

Passenger load factor:
Mainline	81.1%	81.0%	0.1 pt.
Domestic	84.4%	85.0%	(0.6) pts.
International	78.1%	77.1%	1.0 pt.

Passenger revenue per available seat mile (cents)	11.85	11.74	0.9
Average yield per revenue passenger mile (cents)	14.60	14.50	0.7

Average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense (a)	$1.89	$3.17	(40.4)
Average aircraft fuel price per gallon (a)	$2.11	$3.17	(33.4)
Average aircraft fuel price per gallon including cash received (paid) on settled hedges that did not qualify for hedge accounting (a)	$2.17	$3.16	(31.3)
Fuel gallons consumed (millions)	737	746	(1.2)

Aircraft in fleet at end of period	700	700	—
Average stage length (miles) (b)	1,917	1,919	(0.1)
Average daily utilization of each aircraft (hours)	9:55	9:58	(0.5)

Regional:
Passengers (thousands)	10,144	10,671	(4.9)
Revenue passenger miles (millions)	5,784	6,046	(4.3)
Available seat miles (millions)	7,144	7,419	(3.7)
Passenger load factor	81.0%	81.5%	(0.5) pts.
Passenger revenue per available seat mile (cents)	20.74	20.70	0.2
Average yield per revenue passenger mile (cents)	25.62	25.41	0.8
Aircraft in fleet at end of period	532	572	(7.0)
Average stage length (miles) (b)	561	553	1.4

UAL Announces First-Quarter 2015 Profit / Page 10

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS (Continued)

	Three Months Ended March 31,		% Increase/ (Decrease)
	2015	2014
Consolidated (Mainline and Regional):
Passengers (thousands)	31,522	31,900	(1.2)
Revenue passenger miles (millions)	46,444	46,383	0.1
Available seat miles (millions)	57,269	57,216	0.1
Passenger load factor	81.1%	81.1%	— pts.

Passenger revenue per available seat mile (cents)	12.96	12.91	0.4
Total revenue per available seat mile (cents)	15.03	15.20	(1.1)
Average yield per revenue passenger mile (cents)	15.98	15.92	0.4

Average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense (a)	$1.90	$3.18	(40.3)
Average aircraft fuel price per gallon (a)	$2.08	$3.18	(34.6)
Average aircraft fuel price per gallon including cash received (paid) on settled hedges that did not qualify for hedge accounting (a)	$2.12	$3.18	(33.3)
Fuel gallons consumed (millions)	896	916	(2.2)
Average full-time equivalent employees (thousands)	81.7	83.2	(1.8)

(a)	Fuel price per gallon includes aircraft fuel and related taxes.
(b)	Average stage length equals the average distance a flight travels weighted for size of aircraft.

UAL Announces First-Quarter 2015 Profit / Page 11

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including income (loss) before income taxes excluding special items, net income (loss) excluding special items, net earnings (loss) per share excluding special items, and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported Non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that adjusting for special items is useful to investors because special charges are non-recurring charges not indicative of UAL’s ongoing performance. In addition, the company believes that adjusting for MTM gains and losses from fuel hedges settling in future periods and prior period gains and losses on fuel contracts settled in the current period is useful because the adjustments allow investors to better understand the cash impact of settled hedges in a given period. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended March 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	2015	2014
Operating expenses	$7,867	$9,045	$(1,178)	(13.0)
Less: Special charges (B)	64	52	12	NM

Operating expenses, excluding special charges	7,803	8,993	(1,190)	(13.2)
Less: Third-party business expenses	66	193	(127)	(65.8)
Less: Fuel expense	1,864	2,917	(1,053)	(36.1)
Less: Profit sharing, including taxes	70	—	70	NM

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$5,803	$5,883	$(80)	(1.4)

Income (loss) before income taxes	$511	$(606)	$1,117	NM
Less: Special items before income tax benefit	74	121	(47)	NM

Income (loss) before income taxes and excluding special items	$585	$(485)	$1,070	NM

Net income (loss)	$508	$(609)	$1,117	NM
Less: Special items, net (B)	74	120	(46)	NM

Net income (loss), excluding special items, net	$582	$(489)	$1,071	NM

Diluted earnings (loss) per share	$1.32	$(1.66)	$2.98	NM
Add back: Special items, net of tax	0.20	0.33	(0.13)	NM

Diluted earnings (loss) per share, excluding special items, net	$1.52	$(1.33)	$2.85	NM

Weighted average shares, diluted	384	368		4.3

UAL Announces First-Quarter 2015 Profit / Page 12

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended March 31,		% Increase/ (Decrease)
	2015	2014
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	12.99	14.90	(12.8)
Less: Special charges (B)	0.13	0.10	NM

CASM, excluding special charges	12.86	14.80	(13.1)
Less: Third-party business expenses	0.13	0.39	(66.7)

CASM, excluding special charges and third-party business expenses	12.73	14.41	(11.7)
Less: Fuel expense	3.10	4.75	(34.7)

CASM, excluding special charges, third-party business expenses and fuel	9.63	9.66	(0.3)
Less: Profit sharing per available seat mile	0.14	—	NM

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.49	9.66	(1.8)

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	13.74	15.81	(13.1)
Less: Special charges (B)	0.11	0.09	NM

CASM, excluding special charges	13.63	15.72	(13.3)
Less: Third-party business expenses	0.12	0.34	(64.7)

CASM, excluding special charges and third-party business expenses	13.51	15.38	(12.2)
Less: Fuel expense	3.25	5.10	(36.3)

CASM, excluding special charges, third-party business expenses and fuel	10.26	10.28	(0.2)
Less: Profit sharing per available seat mile	0.13	—	NM

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	10.13	10.28	(1.5)

UAL Announces First-Quarter 2015 Profit / Page 13

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC)

ROIC is a Non-GAAP financial measure that we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations’ use of invested capital to generate profits.

(in millions)	Twelve Months Ended March 31, 2015
Net Operating Profit After Tax (NOPAT)
Pre-tax income excluding special items (a)	$3,042
NOPAT adjustments (b)	1,237

NOPAT	$4,279

Effective tax rate	0.2%

Invested Capital (five-quarter average)
Total assets	$38,017
Invested capital adjustments (c)	12,940

Average Invested Capital	$25,077

Return on Invested Capital	17.1%

Twelve Months Ended March 31, 2015
(a) Non-GAAP Financial Reconciliation
Pre-tax income	$2,245
Add: Special items	797

Pre-tax income excluding special items	$3,042

(b)	NOPAT adjustments include: adding back (net of tax shield) interest expense, the interest component of capitalized aircraft rent, and net interest on pension while removing interest tax expense.
(c)	Invested capital adjustments include: adding back capital aircraft rent (at 7.0X) and deferred income taxes, less advance ticket sales, frequent flyer deferred revenue, tax valuation allowance, and other non-interest bearing liabilities.

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